Exhibit 99.1
NEWS RELEASE

CONTACT:	Investor Relations Irvine Sensors Corporation 714-444-8718 investorrelations@irvine-sensors.com	OR:	BPC Financial Marketing John Baldissera 800-368-1217
IRVINE SENSORS RECEIVES NASDAQ NOTICE REGARDING MINIMUM BID PRICE
FOR IMMEDIATE RELEASE
     COSTA MESA, CALIFORNIA — December 12, 2007 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that it received a written notice from The Nasdaq Stock Market (“Nasdaq”) on December 6, 2007 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) because the bid price of its common stock has closed below the Nasdaq minimum bid price listing requirement of $1.00 per share for 30 consecutive business days. Under Nasdaq Marketplace rules, the Company has until June 3, 2008 to regain compliance with the Nasdaq minimum bid price requirement. If at any time before that date, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the listing requirement, although the Nasdaq Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally for no more than 20 consecutive business days, under certain circumstances. If the Company does not achieve the minimum closing bid price requirement by June 3, 2008, but the Nasdaq Staff determines that the Company qualifies under all other Nasdaq Capital Market listing criteria at that date, the Company will be granted an additional 180 calendar days to achieve compliance with the minimum bid price listing requirement. If the Company is not eligible for an additional compliance period, the Nasdaq Staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to delist its securities to a Listing Qualifications Panel.
     Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies, the manufacture and sale of optical systems and equipment for military applications through its Optex subsidiary and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.
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